Exhibit 99.1

Scholar Rock Reports Second Quarter 2024 Financial Results and Highlights Business Progress

-	Remains on track to report topline data from pivotal Phase 3 SAPPHIRE trial in patients with Spinal Muscular Atrophy (SMA) in 4Q 2024

-	New data from Phase 2 TOPAZ extension study in patients with nonambulatory SMA showed sustained clinical benefit over 48 months, a continued favorable safety profile with no new safety findings; patient retention rate of over 90%

-	Phase 2 EMBRAZE proof-of-concept trial enrolling ahead of schedule, topline data expected in 2Q 2025

-	Presented new SRK-439 preclinical data at American Diabetes Association’s 84th Scientific Sessions (ADA) supporting the potential to contribute to a favorable body composition; increased lean mass and reduced fat mass regain following withdrawal from GLP-1 receptor agonist treatment

-	Management to host update call today at 8:15 a.m. ET

CAMBRIDGE, Mass.— (BUSINESS WIRE)— August 8, 2024—Scholar Rock (NASDAQ: SRRK), a late-stage biopharmaceutical company focused on advancing innovative treatments for spinal muscular atrophy (SMA), cardiometabolic disorders, and other serious diseases where protein growth factors play a fundamental role, today reported financial results and corporate updates for the second quarter ended June 30, 2024.

“Scholar Rock continues to execute across our portfolio of highly selective myostatin inhibition programs, further cementing our position as the global leader in harnessing the life-changing potential of TGF-beta superfamily biology,” said Jay Backstrom, M.D., MPH, President & Chief Executive Officer of Scholar Rock. “With the only muscle-targeted program to demonstrate clinical proof-of-concept in SMA, our confidence in our lead program apitegromab continues to be supported by the clinical data generated over the past four years. At 48 months, over 90% of TOPAZ patients with nonambulatory SMA remained on apitegromab treatment on top of SMN therapy and we continued to observe sustained clinical benefit. We look forward to reporting topline data from the Phase 3 SAPPHIRE trial of apitegromab in SMA in the fourth quarter of this year.”

Dr. Backstrom continued, “In addition, we are pleased with the progress of our cardiometabolic program. The enrollment of the Phase 2 proof-of-concept EMBRAZE study evaluating apitegromab in obesity has been advancing ahead of schedule and as a result, we are updating our guidance for topline data to the second quarter of 2025. We also presented new preclinical data supporting SRK-439’s potential to help patients retain lean muscle mass at our investor event in May and at the ADA 84th Scientific Sessions in June. The hallmark of our approach in designing both apitegromab and SRK-439 is the exquisite selectivity for pro- and latent forms of myostatin. Our data in SMA suggest that this selectivity matters for patients, and we are excited to show how SRK-439 can become an integral component of the treatment and management of obesity helping to preserve lean muscle mass for sustainable and healthy weight loss management.”

Company Highlights and Upcoming Milestones

SMA Program

Apitegromab is an investigational, fully human monoclonal antibody that inhibits myostatin activation by selectively binding the pro- and latent forms of myostatin in skeletal muscle and is being developed as a potential first muscle-targeted therapy for the treatment of SMA. Apitegromab is the only muscle-targeted therapy to show clinical proof-of-concept in SMA.

●	On track to report topline data from Phase 3 SAPPHIRE clinical trial in 4Q 2024. If the trial is successful and apitegromab is approved, the Company expects to initiate a commercial product launch in 2025.
●	Reported that long-term apitegromab data continued to show substantial and sustained motor function improvements over 48 months[1]. The mean change in Hammersmith Functional Motor Scale (HFMSE) from baseline in nonambulatory patients (ages 2-21) on combination therapy (nusinersen and 20 mg/kg of apitegromab) was 5.3 points (95% CI: 1.5, 9.2; n=23), and for patients 2-12 was 6.4 points (95% CI: 1.8, 11.0, n=19). The mean change in RULM for the 2-21 age group was 3.6 points (95% CI: 2.0, 5.3; N=22) and for the 2-12 age group was 4.5 (95% CI: 2.7, 6.3; n=18). Of the 35 participants in the pooled nonambulatory population, 33 remained in the study over 4 years. The data analysis excluded the scores of 11 patients after undergoing scoliosis surgery, a known confounding factor for motor function assessment. Additional details will be discussed on the conference call this morning.

	12-Month Data	24-Month Data	36-Month Data	48-Month Data
Age 2-21 Years Mean Change from Baseline in HFMSE (95% Confidence Interval)	3.6 points (1.2, 6.0) n=32	4.2 points (1.9, 6.6) n=29	4.0 points (1.0, 6.9) n=28	5.3 points (1.5, 9.2) n=23
Age 2-12 Years Mean Change from Baseline in HFMSE (95% Confidence Interval)	4.6 points (1.8, 7.4) n=26	5.2 points (2.3, 8.0) n=23	4.8 points (1.3, 8.3) n=23	6.4 points (1.8, 11.0) n=19
Age 2-21 Years Mean Change from Baseline in RULM (95% Confidence Interval)	1.3 points (0.2, 2.3) n=31	2.3 points (1.2, 3.3) n=31	2.4 points (1.1, 3.7) n=27	3.6 points (2.0, 5.3) n=22
Age 2-12 Years Mean Change from Baseline in RULM (95% Confidence Interval)	1.2 points (0.1, 2.4) n=25	2.2 points (1.0, 3.5) n=25	2.8 points (1.4, 4.2) n=22	4.5 points (2.7, 6.3) n=18

1.	For the 48-month evaluation, an observed case analysis was conducted using available data by analysis timepoint, censoring any HFMSE and RULM assessments after the patient received scoliosis surgery. The analysis population pooled the nonambulatory patients (Cohorts 2 and 3) and included patients receiving either low dose (2 mg/kg) or high dose (20 mg/kg) apitegromab (inclusive of patients in Cohort 3 who switched from 2 mg/kg to 20 mg/kg in Year 2). A total of 11 patients in the population had scoliosis surgery during the study and their data was excluded from any HFMSE or RULM assessments at 48 months. Visit windows were applied to utilize data from unscheduled or early termination visits if the patient was missing the HFMSE or RULM total score at the scheduled visit.

●	The ONYX open-label, multicenter extension study is ongoing. The extension study is evaluating the long-term safety and efficacy of apitegromab in patients with Type 2 and Type 3 SMA who completed the TOPAZ or SAPPHIRE trials. More than 90 percent of patients on combination therapy in the TOPAZ study have completed 4 years of apitegromab treatment and enrolled into ONYX.

Cardiometabolic Program

SRK-439 is a novel, preclinical, investigational myostatin inhibitor that has high in vitro affinity for pro- and latent myostatin and maintains myostatin specificity (i.e., no GDF11 or Activin A binding), and is initially being developed for the treatment of obesity.

●	Presented preclinical data from the SRK-439 program. In May, the Company announced new preclinical data comparing SRK-439 and an anti-activin receptor II (anti-ActRII) antibody that supported SRK-439’s potential as best in class in preserving lean muscle mass in patients on GLP-1 receptor agonists (GLP-1 RAs). In June, the company presented new preclinical data at the American Diabetes Association 84th Scientific Sessions supporting the potential of SRK-439 to increase lean mass and contribute to a favorable body composition following withdrawal from GLP-1 RA treatment.
●	Initiated Phase 2 EMBRAZE proof-of-concept trial with apitegromab in combination with a GLP-1 receptor agonist (GLP-1 RA) in obesity in May. The Phase 2 trial is a randomized, double-blind, placebo-controlled, multi-center study to evaluate the effect of apitegromab, a highly selective investigational myostatin inhibitor, to preserve muscle mass as an adjunctive therapy in overweight and obese adults who are taking a GLP-1 RA. Data are expected in the second quarter of 2025 and will be used to guide clinical development of SRK-439. The Company plans to file an IND for SRK-439 for the treatment of obesity in 2025.

Other Pipeline Updates

●	New SRK-181 data from the Phase 1 DRAGON proof-of-concept trial presented at the ASCO Annual Meeting in June. SRK-181 is an investigational selective inhibitor of latent TGFβ-1 activation and developed with the aim of overcoming resistance to checkpoint therapy in patients with advanced cancer. Clinical data showed encouraging responses in heavily pretreated and anti-PD-(L)1 resistant patients across multiple tumor types. Enrollment of the DRAGON trial was completed in December 2023, and patients who remain on the study continue to be treated.
●	Published data on SRK-373 was featured on the cover of Science Signaling in July. The article describes the selectivity of SRK-373 for LTBP-presented TGFβ-1, as well as efficacy data from two preclinical models that establish the feasibility of selectively targeting this particular form of TGFβ-1 for the treatment of fibrosis. SRK-373 is an investigational selective inhibitor of matrix associated TGFβ-1 in development for the treatment of fibrosis.

Second Quarter 2024 Financial Results

For the quarter ended June 30, 2024, net loss was $58.5 million or $0.60 per share compared to a net loss of $37.9 million or $0.47 per share for the quarter ended June 30, 2023.

●	The Company did not record any revenue for the quarter ended June 30, 2024 or for the quarter ended June 30, 2023.
●	Research and development expense was $42.4 million for the quarter ended June 30, 2024, compared to $26.9 million for the quarter ended June 30, 2023. The increase was primarily attributable to clinical trial and employee compensation costs.
●	General and administrative expense was $17.1 million for the quarter ended June 30, 2024, compared to $12.2 million for the quarter ended June 30, 2023. The increase was due to employee-related costs.
●	As of June 30, 2024, Scholar Rock had cash, cash equivalents, and marketable securities of approximately $190.5 million, which is expected to fund the Company’s anticipated operating and capital expenditure requirements into the second half of 2025.

“Our year-to-date progress across our pipeline of industry-leading myostatin inhibition programs, combined with our highly experienced and disciplined team, provides us with a robust foundation for growth as we advance towards multiple milestones and our potential evolution into a commercial-stage company,” said Ted Myles, Chief Operating Officer and Chief Financial Officer of Scholar Rock.

Conference Call Information
Management will provide an update on the Company and discuss second quarter 2024 results via conference call on Thursday, August 8 at 8:15 am ET. To access the live conference call, participants may register here. The live audio webcast of the call will be available under “Events and Presentations” in the Investor Relations section of the Scholar Rock website at http://investors.scholarrock.com. To participate via telephone, please register in advance here. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. An archived replay of the webcast will be available on the Company’s website for approximately 90 days.

About Apitegromab

Apitegromab is an investigational fully human monoclonal antibody inhibiting myostatin activation by selectively binding the pro- and latent forms of myostatin in the skeletal muscle. It is the first muscle-targeted treatment candidate to demonstrate clinical proof-of-concept in spinal muscular atrophy (SMA). Myostatin, a member of the TGFβ superfamily of growth factors, is expressed primarily by skeletal muscle cells, and the absence of its gene is associated with an increase in muscle mass and strength in multiple animal species, including humans. Scholar Rock believes that its highly selective targeting of pro- and latent forms of myostatin with apitegromab may lead to a clinically meaningful improvement in motor function in patients with SMA. The U.S. Food and Drug Administration (FDA) has granted Fast Track, Orphan Drug and Rare Pediatric Disease designations, and the European Medicines Agency (EMA) has granted Priority Medicines (PRIME) and Orphan Medicinal Product designations, to apitegromab for the treatment of SMA. The efficacy and safety of apitegromab have not been established and apitegromab has not been approved for any use by the FDA or any other regulatory agency.

About the Phase 3 SAPPHIRE Trial

SAPPHIRE is an ongoing randomized, double-blind, placebo-controlled, Phase 3 clinical trial evaluating the safety and efficacy of apitegromab in nonambulatory patients with Types 2 and 3 SMA who are receiving SMN-targeted therapy (either nusinersen or risdiplam). SAPPHIRE targeted enrolling approximately 156 patients aged 2-12 years old in the main efficacy population. These patients were randomized 1:1:1 to receive for 12 months either apitegromab 10 mg/kg, apitegromab 20 mg/kg, or placebo by intravenous (IV) infusion every 4 weeks. An exploratory population that targeted enrolling up to 48 patients aged 13-21 years old will also separately be evaluated. These patients were randomized 2:1 to receive either apitegromab 20 mg/kg or placebo. For more information about SAPPHIRE, visit www.clinicaltrials.gov. Apitegromab has not been approved for any use by the US FDA or any other health authority, and its safety and efficacy have not been established.

About EMBRAZE

EMBRAZE is a randomized, double-blind, placebo-controlled, Phase 2 proof-of-concept trial evaluating the efficacy, safety and pharmacokinetics of apitegromab in adults with a body mass index (BMI) of >27 (overweight) or a BMI of >30 (obese) and taking a GLP-1 RA (tirzepatide or semaglutide). The target enrollment of EMBRAZE is 100 subjects aged 18-65 who are overweight or obese without diabetes. As part of the study design, the treatment period is 24 weeks, and all subjects will receive a GLP-1 RA. In addition, all subjects will be randomized 1:1 to receive either apitegromab or placebo by intravenous (IV) infusion every four weeks during the 24-week treatment period. The primary endpoint is change from baseline at Week 24 in lean mass assessed by dual-energy X-ray absorptiometry. Secondary endpoints include additional weight loss measures, safety and tolerability, and pharmacokinetic outcomes. Exploratory endpoints at Weeks 24 and 32 include cardiometabolic parameters (e.g. HbA1c), body composition, and physical function.

About SRK-439

SRK-439 is a novel, preclinical, investigational myostatin inhibitor that has high in vitro affinity for pro- and latent myostatin and maintains myostatin specificity (i.e., no GDF11 or Activin-A binding), and is initially being developed for the treatment of cardiometabolic disorders, including obesity. Based on preclinical data, SRK-439 has the potential to support healthier weight management by preserving lean mass during weight loss. The efficacy and safety of SRK-439 have not been established and SRK-439 has not been approved for any use by the FDA or any other regulatory agency.

About Scholar Rock

Scholar Rock is a biopharmaceutical company that discovers, develops, and delivers life-changing therapies for people with serious diseases that have high unmet need. As a global leader in the biology of the transforming growth factor beta (TGFβ) superfamily of cell proteins and named for the visual resemblance of a scholar rock to protein structures, the clinical-stage company is focused on advancing innovative treatments where protein growth factors are fundamental. Over the past decade, Scholar Rock has created a pipeline with the potential to advance the standard of care for neuromuscular disease, cardiometabolic disorders, cancer, and other conditions where growth factor-targeted drugs can play a transformational role.

Scholar Rock is the only company to show clinical proof-of-concept for a muscle-targeted treatment in spinal muscular atrophy (SMA). This commitment to unlocking fundamentally different therapeutic approaches is powered by broad application of a proprietary platform, which has developed novel monoclonal antibodies to modulate protein growth factors with extraordinary selectivity. By harnessing cutting-edge science in disease spaces that are historically under-addressed through traditional therapies, Scholar Rock works every day to create new possibilities for patients. Learn more about our approach at ScholarRock.com and follow @ScholarRock and on LinkedIn.

Availability of Other Information About Scholar Rock

Investors and others should note that we communicate with our investors and the public using our company website www.scholarrock.com, including, but not limited to, company disclosures, investor presentations and FAQs, Securities and Exchange Commission filings, press releases, public conference call transcripts and webcast transcripts, as well as on Twitter and LinkedIn. The information that we post on our website or on Twitter or LinkedIn could be deemed to be material information. As a result, we encourage investors, the media and others interested to review the information that we post there on a regular basis. The contents of our website or social media shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Scholar Rock® is a registered trademark of Scholar Rock, Inc.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Scholar Rock’s future expectations, plans and prospects, including without limitation, Scholar Rock’s expectations regarding its growth, strategy, progress and timing of its clinical trials for apitegromab and SRK-181 and its preclinical programs, including SRK-439, and indication selection and development timing, including the therapeutic potential, clinical benefits and safety thereof, expectations regarding timing, success and data announcements of current ongoing preclinical and clinical trials, its cash runway, expectations regarding the achievement of important milestones, the ability of any product candidate to perform in humans in a manner consistent with earlier nonclinical, preclinical or clinical trial data, and the potential of its product candidates and proprietary platform. The use of words such as “may,” “might,” “could,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify such forward-looking statements. All such forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, without limitation, that preclinical and clinical data, including the results from the Phase 2 clinical trial of apitegromab, or Part A or Part B of the Phase 1 clinical trial of SRK-181, are not predictive of, may be inconsistent with, or more favorable than, data generated from future or ongoing clinical trials of the same product candidates, including, without limitation, the Phase 3 clinical trial of apitegromab in SMA or Part B of the Phase 1 clinical trial of SRK-181; Scholar Rock’s ability to provide the financial support, resources and expertise necessary to identify and develop product candidates on the expected timeline; the data generated from Scholar Rock’s nonclinical and preclinical studies and clinical trials; information provided or decisions made by regulatory authorities; competition from third parties that are developing products for similar uses; Scholar Rock’s ability to obtain, maintain and protect its intellectual property; Scholar Rock’s dependence on third parties for development and manufacture of product candidates including, without limitation, to supply any clinical trials; and Scholar Rock’s ability to manage expenses and to obtain additional funding when needed to support its business activities and establish and maintain strategic business alliances and new business initiatives, and our ability to continue as a going concern; as well as those risks more fully discussed in the section entitled "Risk Factors" in Scholar Rock’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, as well as discussions of potential risks, uncertainties, and other important factors in Scholar Rock’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statements represent Scholar Rock’s views only as of today and should not be relied upon as representing its views as of any subsequent date. All information in this press release is as of the date of the release, and Scholar Rock undertakes no duty to update this information unless required by law.

Scholar Rock Holding Corporation

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Operating expenses
Research and development	$42,373	$26,867	$85,466	$56,602
General and administrative	17,125	12,215	32,451	22,989
Total operating expenses	59,498	39,082	117,917	79,591
Loss from operations	(59,498)	(39,082)	(117,917)	(79,591)
Other income (expense), net	990	1,157	2,556	2,287
Net loss	$(58,508)	$(37,925)	$(115,361)	$(77,304)
Net loss per share, basic and diluted	$(0.60)	$(0.47)	$(1.20)	$(0.97)
Weighted average common shares outstanding, basic and diluted	96,813,116	80,117,983	96,352,858	79,865,424

Scholar Rock Holding Corporation

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30, 2024	December 31, 2023
Assets
Cash, cash equivalents and marketable securities	$190,494	$279,938
Other current assets	8,643	8,256
Total current assets	199,137	288,194
Other assets	27,728	22,841
Total assets	$226,865	$311,035

Liabilities and Stockholders' Equity
Current liabilities	$32,987	$32,741
Long-term liabilities	60,258	53,076
Total liabilities	93,245	85,817
Total stockholders' equity	133,620	225,218
Total liabilities and stockholders' equity	$226,865	$311,035

Scholar Rock:

Investors
Rushmie Nofsinger
Scholar Rock
rnofsinger@scholarrock.com
ir@scholarrock.com
857-259-5573

Media
Molly MacLeod
Scholar Rock
mmacleod@scholarrock.com
media@scholarrock.com
802-579-5995